EXHIBIT 99.1

Somerset Hills Bancorp Reports 47% Increase in First Quarter Earnings; Declares $0.06 Per Share Quarterly Dividend

BERNARDSVILLE, N.J., April 26, 2011 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the "Company"), parent company of Somerset Hills Bank (the "Bank"), reported net income of $603,000 for the first quarter of 2011, a 47.1% increase over $410,000 for the first quarter of 2010. First quarter diluted earnings per share were $0.11 in 2011 and $0.07 in 2010.

Stewart E. McClure, Jr., President and CEO, stated, "We are again very pleased with the Company's financial performance. Earnings increased significantly versus last year's first quarter, reflecting core balance sheet growth, a wider net interest margin, and reduced operating expenses. Loan growth was very challenging in 2010, but 2011 has started off strong with our loan portfolio increasing by 5.9% since the beginning of the year. Partially offsetting these core banking improvements were reduced revenues in our residential mortgage origination business, consistent with the industry-wide downturn in refinancing activity. Our credit quality remains solid -- nonaccrual loans as a percent of total loans remained at 0.12%."

Net interest income on a fully taxable equivalent basis for the first quarter of 2011 totaled $2.9 million, an increase of $198,000, or 7.3%, from $2.7 million earned in the year ago quarter. The increase in net interest income was due to a widening of the net interest margin, which increased by 17 basis points to 3.99% in the current quarter from 3.82% in the prior year quarter, coupled with a 2.8% increase in interest-earning assets to $297.3 million in the current quarter from $289.1 million in the prior year quarter. The increase in the net interest margin was primarily due to a reduction in rates paid for deposits. Further contributing to the wider margin was an improved deposit mix, resulting from core deposit growth, and an improved asset mix, resulting from loan growth. The net interest margin for the first quarter 2011 widened by 17 basis points on a sequential quarter basis, as $11 million of liquid cash balances were redeployed into the loan portfolio.

Non-interest income declined to $396,000 in the first quarter of 2011 from $422,000 in the first quarter of 2010, due primarily to a $40,000 decline in gains on sales of residential loans at Sullivan Financial Services, Inc., a wholly-owned mortgage banking subsidiary of the Bank, which originates loans for sale strictly on a pre-sold flow-basis. Sullivan's origination volume is down due to declining residential mortgage refinancing activity and continued low home purchase activity. Partially offsetting the reduction in mortgage banking revenue were higher banking and wealth management fees, and $9,000 in net gains from the sale of investment securities.

Non-interest expenses decreased by $97,000, or 4.0%, to $2.4 million in the first quarter of 2010 from $2.5 million in the first quarter of 2010, due primarily to decreases in employee, occupancy and FDIC premium expenses. Management continues its cost containment efforts which have yielded cost savings in all areas of the Company's operations.

The Company recorded provisions for income taxes of $240,000 for the first quarter of 2011 and $155,000 for the first quarter of 2010. The effective tax rate was 28.5% for the first quarter of 2011 and 27.4% for same period one year ago.

The first quarter provision for loan losses was $75,000 for both 2011 and 2010. There was a recovery of $3,000 during the first quarter of 2011 compared to no charge-offs or recoveries in 2010. The allowance for loan losses was $3.0 million, or 1.35% of total loans, at March 31, 2011 versus $3.2 million, or 1.53% of total loans, at March 31, 2010. The reduction in the allowance over the course of the past year was primarily due to a lower level of impaired loans. Non-accrual loans at March 31, 2011 totaled $254,000, representing 0.12% of total loans, down from $374,000, or 0.18% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.08% at March 31, 2011 and 0.12% at March 31, 2010. The Company had no OREO at March 31 for both 2011 and 2010 and troubled debt restructured loans totaling $736,000 at March 31, 2011 and $393,000 at March 31, 2010. As of March 31, 2011, the Company had $2.5 million in loans delinquent 30 to 89 days, representing 1.12% of total loans, versus $182,000, or 0.09%, of total loans, at the end of the prior year's first quarter. All loans delinquent 30 to 89 days were, and continue to be, adequately secured.

As of March 31, 2011, the Company's tangible common equity ratio and tangible book value per share were 12.28% and $7.30, respectively. As of March 31, 2010, the Company's tangible common equity ratio and tangible book value per share were 12.33% and $7.06, respectively.

Based upon the Company's first quarter performance, the Board of Directors declared a quarterly cash dividend of $0.06 per share payable May 31, 2011 to shareholders of record as of May 19, 2011.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended March 31
($ in thousands except per share data)	2011	2010

Income Statement Data:
Net interest income	$ 2,875	$ 2,668
Provision for loan losses	75	75
Net interest income after prov. for loan losses	2,800	2,593
Non-interest income	396	422
Non-interest expense	2,353	2,450
Income before income taxes	843	565
Income tax expense	240	155
Net income	$ 603	$ 410
Net income available to common	$ 603	$ 410
Diluted earnings per share	$ 0.11	$ 0.07

Balance Sheet Data:
At period end--
Total assets	$ 324,162	$ 312,752
Loans, net	216,394	205,670
Loans held for sale	1,183	2,148
Allowance for loan losses	2,953	3,186
Investment securities held to maturity	10,740	12,262
Investment securities held for sale	31,251	31,506
Deposits	271,688	261,427
Borrowings	11,000	11,000
Shareholders' equity	39,805	38,547
Book value per share	$ 7.30	$ 7.06
Tangible common equity ratio	12.28%	12.33%
Average for the period--
Interest-earning assets	297,347	289,133
Total assets	317,743	308,374
Shareholders' equity	39,771	38,830

Performance Ratios:
Return on average assets	0.77%	0.54%
Return on average equity	6.15%	4.28%
Net interest margin (FTE)	3.99%	3.82%
Efficiency ratio	71.9%	79.3%

Asset Quality:
Net charge-offs (recoveries)	(3)	--
At period end--
Nonaccrual loans	254	374
OREO property	--	--
Total nonperforming assets	254	374
Troubled debt restructured loans	736	393
Nonaccrual loans to total loans	0.12%	0.18%
Nonperforming assets to total assets	0.08%	0.12%
Allowance for loan losses to total loans	1.35%	1.53%
Allowance as a % of nonperforming loans	1,163%	852%

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

INTEREST INCOME

Loans, including fees	$ 2,871	$ 2,805
Investment securities	429	476
Interest bearing deposits with other banks	25	28
Total interest income	3,325	3,309

INTEREST EXPENSE
Deposits	359	550
Federal Home Loan Bank advances	91	91
Total interest expense	450	641

Net interest income	2,875	2,668

PROVISION FOR LOAN LOSSES	75	75

Net interest income after provision for
loan losses	2,800	2,593

NON-INTEREST INCOME
Service fees on deposit accounts	75	79
Gains on sales of mortgage loans, net	147	187
Bank owned life insurance	71	75
Gain on sales of investment securities, net	9	--
Other income	94	81
Total Non-Interest Income	396	422

NON-INTEREST EXPENSE
Salaries and employee benefits	1,317	1,366
Occupancy expense	412	435
Advertising and business promotions	29	43
Printing stationery and supplies	43	40
Data processing	135	127
FDIC insurance	83	110
Other operating expense	334	329
Total Non-Interest Expense	2,353	2,450

Income before provision for taxes	843	565

PROVISION FOR INCOME TAXES	240	155

Net income	$ 603	$ 410

Dividends on preferred stock and accretion	--	--

Net income available to common stockholders	$ 603	$ 410

Diluted earnings per common share	$ 0.11	$ 0.07

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)
(unaudited)

	March 31, 2011	December 31, 2010

ASSETS

Cash and due from banks	$ 6,797	$ 5,480
Interest bearing deposits at other banks	39,368	52,086
Total cash and cash equivalents	46,165	57,566

Loans held for sale	1,183	2,230
Investment securities held to maturity (Approximate market value
of $10,653 in 2011 and $10,548 in 2010)	10,740	10,740
Investments available for sale	31,251	35,993

Loans receivable	219,347	207,146
Less allowance for loan losses	(2,953)	(2,875)

Net loans receivable	216,394	204,271

Premises and equipment, net	5,184	5,285
Bank owned life insurance	8,124	8,053
Accrued interest receivable	1,114	1,111
Prepaid expenses	1,155	1,251
Other assets	2,852	2,396

Total assets	$ 324,162	$ 328,896

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$ 64,419	$ 68,521
Interest bearing deposits
Now,M/M and savings	166,084	166,304
Certificates of deposit,under $100,000	20,880	21,101
Certificates of deposit, $100,000 and over	20,305	20,615

Total deposits	271,688	276,541

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	1,669	1,964

Total liabilities	284,357	289,505

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	--	--
Common stock- authorized 9,000,000 shares
of no par value;issued and outstanding, 5,450,838
shares in 2011 and 5,421,924 shares in 2010	37,789	37,600
Retained earnings	1,422	1,145
Accumulated other comprehensive income	594	646

Total stockholders' equity	39,805	39,391

Total liabilities and stockholders' equity	$ 324,162	$ 328,896
CONTACT: Stewart E. McClure, Jr.
         President & CEO
         908.630.5000

         William S. Burns
         Executive VP & CFO
         908.630.5018